UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018 (February 5, 2018)

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 Wall Street West, Suite 275 Lyndhurst, NJ 07071	07660
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 935-3232

65 Challenger Road, Suite 340, Ridgefield Park, NJ 07660
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 5, 2018 (the “Closing Date”), CCA Industries, Inc., a Delaware corporation (the “Company”), entered into the Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association.

The Credit Agreement

The Credit Agreement provides for a term loan in an amount of $1,500,000 (the “Term Loan”) and a revolving line of credit up to a maximum of $4,500,000 (the “Revolving Loan” and together with the Term Loan, the “Loans”). The proceeds of the Loans are to be used to pay off the Company's existing debt with CNH Finance Fund I, L.P., formerly known as SCM Specialty Finance Opportunities Fund, L.P. (“CNH”), and for general working capital purposes.

The Term Loan is payable in consecutive monthly installments of $31,250 commencing March 1, 2018 and bears interest, at the election of the Company, at either the PNC base rate plus 1% or 30, 60 or 90 day LIBOR rate plus 3.50%. All outstanding amounts under the Revolving Loan bear interest, at the election of the Company, at either the PNC base rate plus 0.25% or 30, 60 or 90 day LIBOR rate plus 2.75%, payable monthly in arrears. The Company is also required to pay a quarterly unused line fee and collateral management fee.

The commitment under the Credit Agreement expires three years after the Closing Date. The Loans and all other amounts due and owing under the Credit Agreement and related documents are secured by a first priority perfected security interest in, and lien on, substantially all of the assets of the Company.

Amounts available for borrowing under the Revolving Loan equal the lesser of the Borrowing Base (as defined below), and $4,500,000, in each case, as the same is reduced by the aggregate principal amount outstanding under the Revolving Loan. “Borrowing Base” under the Credit Agreement means, generally, the amount equal to (i) 85% of the Company’s eligible accounts receivable, plus (ii) 65% of the value of eligible inventory, less (iii) certain reserves.

The Credit Agreement contains customary representations, warranties and covenants on the part of the Company, including a financial covenant requiring the Company to maintain a fixed charge coverage ratio of no less than 1.10 to 1.0. The Credit Agreement also provides for events of default, including failure to repay principal and interest when due and failure to perform or violation of the provisions or covenants of the agreement, as a result of which amounts due under the Credit Agreement may be accelerated.

On the Closing Date, the Company borrowed the entire $1,500,000 Term Loan and drew $386,130 on the Revolving Loan. These amounts were used, in part, to pay off the total amount due under the Company's Credit and Security Agreement with CNH entered into on December 4, 2015 (the “CNH Loan Agreement”).

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

On February 6, 2018, the Company paid off the balance of $1,846,130 due to CNH under the CNH Loan Agreement, including a termination fee of $55,000. The CNH Loan Agreement was terminated as of the Closing Date, and CNH released all collateral of the Company that it held pursuant to the agreement, including accounts receivable, inventory, fixed assets and intellectual property rights.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01    Other Events.
On February 9, 2018, the Company issued a press release regarding entry into the Credit Agreement and termination of the CNH Loan Agreement described in this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1.

On February 5, 2018, the Company issued a press release announcing the exercise of warrants by Capital Preservation Solutions, LLC, an entity controlled by the Company’s Chairman and Chief Executive Officer. A copy of this press release is attached hereto as Exhibit 99.2.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number    Description

10.1*	Revolving Credit, Term Loan and Security Agreement, dated as of February 5, 2018, by and between CCA Industries, Inc. and PNC Bank, National Association.

99.1*            Press Release, dated as of February 9, 2018.

99.2*            Press Release, dated as of February 5, 2018.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:             February 9, 2018

CCA Industries, Inc. x

By: /s/  Stephen A. Heit
Stephen A. Heit
Executive Vice President
Chief Financial Officer